Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports 20% order growth and 10% increase in pre-tax earnings for the fourth quarter, contributing to a 14% increase in 2017 full year pre-tax earnings

SCOTTSDALE, Ariz., February 1, 2018 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2017.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Chg	2017	2016	% Chg
Homes closed (units)	2,253	2,117	6%	7,709	7,355	5%
Home closing revenue	$923,370	$876,094	5%	$3,186,775	$3,003,426	6%
Average sales price - closings	$410	$414	(1)%	$413	$408	1%
Home orders (units)	1,795	1,493	20%	7,957	7,290	9%
Home order value	$760,340	$635,995	20%	$3,296,788	$3,001,503	10%
Average sales price - orders	$424	$426	(1)%	$414	$412	1%
Ending backlog (units)				2,875	2,627	9%
Ending backlog value				$1,245,771	$1,135,758	10%
Average sales price - backlog				$433	$432	—%
Earnings before income taxes	$84,090	$76,337	10%	$247,519	$218,060	14%
Net earnings	$35,553	$51,807	(31)%	$143,255	$149,541	(4)%
Diluted EPS	$0.87	$1.22	(29)%	$3.41	$3.55	(4)%

MANAGEMENT COMMENTS
“Strong fourth quarter results helped deliver our seventh consecutive year of annual order growth and our highest pretax earnings in over a decade," said Steven J. Hilton, chairman and chief executive officer of Meritage Homes.
"Fourth quarter 2017 orders were up 20% year-over-year, as we continued to experience robust demand for homes designed to meet the needs of entry-level buyers. They made up nearly 33% of our total 2017 orders, compared to approximately 24% in 2016. Notably, our East region led with a 47% increase in total home orders over the fourth quarter of 2016, demonstrating buyers' acceptance of the plans in our new regional product library and improved execution by our teams in those markets. Our strategic focus on expanding our entry-level business and strengthening our performance in the East region should continue to drive strong results going forward," he continued.
"We generated a 10% increase in pre-tax earnings for the fourth quarter on a 5% increase in home closing revenue, combined with higher home closing gross margins and overhead leverage. Our full year pre-tax earnings increased 14% over 2016, demonstrating the effects of our successful implementation of several strategic initiatives during the year," explained Mr. Hilton. "Based on the lower corporate tax rate that will be effective in 2018, we took a $19.7 million charge in the fourth quarter to reflect a revaluation of our deferred tax asset. Without that charge, our net earnings for the quarter would have been approximately $55.2 million or $1.34 per diluted share."
He continued, “Housing-related economic indicators remain positive, pointing to further growth in new home sales for the next several years. For 2018, we expect a normal seasonal decline in our revenue, margins and overhead leverage for the first quarter, followed by positive trends throughout the remainder of the year. We expect to deliver approximately 8,350-8,750 home closings in 2018 for total home closing revenue of approximately $3.4-3.6 billion, which should drive an 6-13% increase in pre-tax earnings. At this time, we are also projecting a home closing gross margin for the year of approximately 17.5-18%, with an opportunity for additional overhead leverage and the added benefit of a lower effective tax rate of approximately 25%, which should drive strong earnings growth in 2018.”

FOURTH QUARTER RESULTS

•
Pre-tax earnings increased 10% over the prior year to $84.1 million for the fourth quarter of 2017, from $76.3 million in the fourth quarter of 2016. The earnings growth primarily reflects higher home closing revenue and gross margins, supplemented by cost controls and overhead leverage.

•
Fourth quarter 2017 effective tax rate was 57.7%, compared to 32.1% in 2016. The higher rate in 2017 includes a $19.7 million charge in the fourth quarter of 2017 associated with a revaluation of the Company's deferred tax asset, reflecting the impact of a lower corporate tax rate enacted by the Tax Cuts and Jobs Act in December 2017 and effective beginning in 2018, as well as the expiration of energy tax credits which benefited the Company's effective tax rate in 2016.

•	As a result of these changes in tax regulations, fourth quarter net earnings were $35.6 million ($0.87 per diluted share) in 2017, compared to $51.8 million ($1.22 per diluted share) in 2016.

•
Home closing revenue increased 5% over the prior year on 6% higher closing volume. Despite general increases in market prices of homes over 2016, average closing prices for the Company were 1% lower in the fourth quarter of 2017, as a higher percentage of home closings were lower-priced entry-level homes, consistent with the Company’s strategic focus. Texas, Arizona and Florida, which have the greatest concentration of entry-level communities, drove nearly all the increases in closings and revenue.

•
Home closing gross margin increased to 18.2% for the fourth quarter of 2017, compared to 17.9% in the fourth quarter of 2016 and 18.1% in the third quarter of 2017, due to better margins in new communities as well as management of direct costs in an inflationary environment.

•
Selling, general and administrative expenses totaled 10.4% of home closing revenue compared to 10.5% in the fourth quarter of 2016, reflecting continued cost controls and slightly greater overhead leverage on higher home closing revenue.

•
Total orders for the fourth quarter increased 20% year-over-year due to strong demand, evidenced by an 18% increase in absorptions and a 3% increase in average active communities over the fourth quarter of 2016. Orders increased 47% in the East region, 19% in Texas and 5% in the West region. Average active community count in the West was 11% lower year-over-year, while total active community count for the Company was relatively flat at 244 on December 31, 2017, compared to 243 at December 31, 2016.

YEAR TO DATE RESULTS

•	Pre-tax earnings increased 14% for the year to $247.5 million in 2017, from $218.1 million in 2016, primarily reflecting higher home closing revenue and improved overhead leverage.

•
Net earnings of $143.3 million ($3.41 per diluted share) for the year 2017 compared to $149.5 million ($3.55 per diluted share) in 2016, reflecting the impact of higher tax expense in 2017 and the deferred tax asset revaluation.

•	The 6% year-over-year increase in 2017 home closing revenue resulted from a 5% increase in home closings and a 1% increase in average closing prices over 2016.

•
Higher home closing revenue led to a $33.3 million increase in home closing gross profit to $562.1 million in 2017, compared to $528.8 million in 2016. Home closing gross margin remained at 17.6% for the full year, as anticipated, with cost inflation offsetting the appreciation in average sales prices of homes closed in 2017.

•
Total commissions and selling expenses improved by approximately 20 basis points to 7.0% of 2017 home closing revenue from 7.2% in 2016. In addition, total general and administrative expenses also declined approximately 20 basis points to 3.9% of home closing revenue in 2017, compared to 4.1% in 2016.

BALANCE SHEET

•
Cash and cash equivalents at December 31, 2017, totaled $170.7 million, compared to $131.7 million at December 31, 2016, primarily reflecting net proceeds from a June 2017 debt issuance, partially offset by the use of cash to fund the purchase and development of lots, as well as additional homes under construction. Proceeds from the issuance of $300 million in new senior notes in June 2017 were primarily used to repay borrowings under the Company’s revolving credit facility and to retire all $126.5 million of the Company's 1.875% convertible senior notes.

•
A total of $250.3 million was invested in land and development during the fourth quarter of 2017 to meet current demand and position the company for future growth. Total spending on land and development for the full year 2017 was $1.0 billion, compared to $900.7 million in 2016.

•
Meritage ended 2017 with approximately 34,300 total lots owned or under control, compared to approximately 29,800 total lots at December 31, 2016. During the fourth quarter of 2017, the Company secured approximately 3,200 new lots to meet continued strong demand. Approximately 70% of the newly controlled lots added during the quarter were for entry-level communities.

•
Debt-to-capital and net debt-to-capital ratios of 44.9% and 41.4%, respectively at December 31, 2017, were maintained within management's target ranges, consistent with 44.2% and 41.2%, respectively at December 31, 2016, even as the Company's total investment in homes and land under development grew commensurate with its current and future growth expectations.

CONFERENCE CALL
Management will host a conference call at 10:00 a.m. Eastern Time (8:00 a.m. in Arizona) today to discuss the Company's results. The call will be webcast with an accompanying slideshow available on the "Investor

Relations" page of the Company's website at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10115673.
Telephone participants who are unable to pre-register may dial in on 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 12:00 p.m. ET today and extending through February 15, 2018, on the website noted above or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10115673.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Homebuilding:
Home closing revenue	$923,370	$876,094	$3,186,775	$3,003,426
Land closing revenue	23,055	4,614	39,997	25,801
Total closing revenue	946,425	880,708	3,226,772	3,029,227
Cost of home closings	(755,067)	(719,324)	(2,624,636)	(2,474,584)
Cost of land closings	(20,133)	(3,946)	(35,637)	(23,431)
Total cost of closings	(775,200)	(723,270)	(2,660,273)	(2,498,015)
Home closing gross profit	168,303	156,770	562,139	528,842
Land closing gross profit	2,922	668	4,360	2,370
Total closing gross profit	171,225	157,438	566,499	531,212
Financial Services:
Revenue	4,061	3,392	14,203	12,507
Expense	(1,552)	(1,435)	(6,006)	(5,587)
Earnings from financial services unconsolidated entities and other, net	4,185	4,180	13,858	14,982
Financial services profit	6,694	6,137	22,055	21,902
Commissions and other sales costs	(62,781)	(60,058)	(221,647)	(215,092)
General and administrative expenses	(33,192)	(32,029)	(124,041)	(123,803)
Earnings from other unconsolidated entities, net	1,249	3,204	2,101	4,060
Interest expense	(292)	(45)	(3,853)	(5,172)
Other income, net	1,187	1,690	6,405	4,953
Earnings before income taxes	84,090	76,337	247,519	218,060
Provision for income taxes	(48,537)	(24,530)	(104,264)	(68,519)
Net earnings	$35,553	$51,807	$143,255	$149,541

Earnings per share:
Basic
Earnings per share	$0.88	$1.29	$3.56	$3.74
Weighted average shares outstanding	40,328	40,028	40,287	39,976
Diluted
Earnings per share	$0.87	$1.22	$3.41	$3.55
Weighted average shares outstanding	41,073	42,667	42,228	42,585

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$170,746	$131,702
Other receivables	79,317	70,355
Real estate (1)	2,731,380	2,422,063
Real estate not owned	38,864	—
Deposits on real estate under option or contract	59,945	85,556
Investments in unconsolidated entities	17,068	17,097
Property and equipment, net	33,631	33,202
Deferred tax asset	35,162	53,320
Prepaids, other assets and goodwill	85,145	75,396
Total assets	$3,251,258	$2,888,691
Liabilities:
Accounts payable	$140,516	$140,682
Accrued liabilities	181,076	170,852
Home sale deposits	34,059	28,348
Liabilities related to real estate not owned	34,978	—
Loans payable and other borrowings	17,354	32,195
Senior and convertible senior notes	1,266,450	1,095,119
Total liabilities	1,674,433	1,467,196
Stockholders' Equity:
Preferred stock	—	—
Common stock	403	400
Additional paid-in capital	584,578	572,506
Retained earnings	991,844	848,589
Total stockholders’ equity	1,576,825	1,421,495
Total liabilities and stockholders’ equity	$3,251,258	$2,888,691
(1) Real estate – Allocated costs:
Homes under contract under construction	$566,474	$508,927
Unsold homes, completed and under construction	516,577	431,725
Model homes	142,026	147,406
Finished home sites and home sites under development	1,506,303	1,334,005
Total real estate	$2,731,380	$2,422,063

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Depreciation and amortization	$4,633	$4,508	$16,704	$15,978

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$76,773	$67,631	$68,196	$61,202
Interest incurred	20,846	17,704	79,045	70,348
Interest expensed	(292)	(45)	(3,853)	(5,172)
Interest amortized to cost of home and land closings	(18,763)	(17,094)	(64,824)	(58,182)
Capitalized interest, end of period	$78,564	$68,196	$78,564	$68,196

	December 31, 2017	December 31, 2016
Notes payable and other borrowings	$1,283,804	$1,127,314
Stockholders' equity	1,576,825	1,421,495
Total capital	2,860,629	2,548,809
Debt-to-capital	44.9%	44.2%
Notes payable and other borrowings	$1,283,804	$1,127,314
Less: cash and cash equivalents	(170,746)	(131,702)
Net debt	1,113,058	995,612
Stockholders’ equity	1,576,825	1,421,495
Total net capital	$2,689,883	$2,417,107
Net debt-to-capital	41.4%	41.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$143,255	$149,541
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	16,704	15,978
Stock-based compensation	12,056	13,741
Excess income tax provision from stock-based awards	—	956
Equity in earnings from unconsolidated entities	(15,959)	(19,042)
Deferred tax asset revaluation	19,687	—
Distribution of earnings from unconsolidated entities	15,337	16,959
Other	5,849	9,539
Changes in assets and liabilities:
Increase in real estate	(301,477)	(311,426)
Decrease in deposits on real estate under option or contract	21,355	2,337
Increase in receivables, prepaids and other assets	(17,775)	(17,513)
Increase in accounts payable and accrued liabilities	8,125	43,377
Increase/(decrease) in home sale deposits	5,711	(7,849)
Net cash used in operating activities	(87,132)	(103,402)
Cash flows from investing activities:
Investments in unconsolidated entities	$(670)	$(7,244)
Distributions of capital from unconsolidated entities	1,338	3,600
Purchases of property and equipment	(18,096)	(16,662)
Proceeds from sales of property and equipment	356	200
Maturities/sales of investments and securities	1,402	746
Payments to purchase investments and securities	(1,402)	(746)
Net cash used in investing activities	(17,072)	(20,106)
Cash flows from financing activities:
(Repayments of)/proceeds from Credit Facility, net	$(15,000)	$15,000
Repayment of loans payable and other borrowings	(10,970)	(21,274)
Repurchase/redemption of convertible senior notes	(126,691)	—
Proceeds from issuance of senior notes	300,000	—
Payment of debt issuance costs	(4,091)	—
Excess income tax provision from stock-based awards	—	(956)
Proceeds from stock option exercises	—	232
Net cash provided by/(used in) financing activities	143,248	(6,998)
Net increase/(decrease) in cash and cash equivalents	39,044	(130,506)
Beginning cash and cash equivalents	131,702	262,208
Ending cash and cash equivalents	$170,746	$131,702

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2017		December 31, 2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	396	$132,596	373	$126,628
California	261	153,921	282	171,506
Colorado	154	89,941	160	78,278
West Region	811	376,458	815	376,412
Texas	741	267,139	567	212,587
Central Region	741	267,139	567	212,587
Florida	296	127,880	276	116,253
Georgia	89	29,830	108	37,263
North Carolina	163	68,432	198	80,222
South Carolina	90	29,857	97	32,274
Tennessee	63	23,774	56	21,083
East Region	701	279,773	735	287,095
Total	2,253	$923,370	2,117	$876,094
Homes Ordered:
Arizona	269	$93,143	314	$105,397
California	248	169,593	187	116,969
Colorado	129	69,550	116	64,887
West Region	646	332,286	617	287,253
Texas	582	211,413	490	185,557
Central Region	582	211,413	490	185,557
Florida	216	90,611	159	71,559
Georgia	102	33,407	28	11,682
North Carolina	143	54,672	108	48,959
South Carolina	66	22,911	60	19,253
Tennessee	40	15,040	31	11,732
East Region	567	216,641	386	163,185
Total	1,795	$760,340	1,493	$635,995

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2017		December 31, 2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,535	$515,410	1,122	$384,767
California	963	581,016	1,020	590,340
Colorado	571	323,318	634	310,191
West Region	3,069	1,419,744	2,776	1,285,298
Texas	2,493	904,286	2,130	778,964
Central Region	2,493	904,286	2,130	778,964
Florida	814	353,554	895	368,564
Georgia	312	104,690	337	114,137
North Carolina	533	233,028	672	278,747
South Carolina	307	104,942	328	103,851
Tennessee	181	66,531	217	73,865
East Region	2,147	862,745	2,449	939,164
Total	7,709	$3,186,775	7,355	$3,003,426
Homes Ordered:
Arizona	1,417	$473,602	1,249	$428,204
California	1,050	650,287	962	559,832
Colorado	497	284,082	575	302,124
West Region	2,964	1,407,971	2,786	1,290,160
Texas	2,582	931,069	2,119	783,504
Central Region	2,582	931,069	2,119	783,504
Florida	1,007	433,365	861	367,012
Georgia	372	121,713	333	114,074
North Carolina	583	242,355	605	254,521
South Carolina	290	99,738	356	114,376
Tennessee	159	60,577	230	77,856
East Region	2,411	957,748	2,385	927,839
Total	7,957	$3,296,788	7,290	$3,001,503

Order Backlog:
Arizona	326	$119,535	444	$161,343
California	318	222,909	231	153,638
Colorado	199	114,848	273	154,084
West Region	843	457,292	948	469,065
Texas	1,020	381,517	931	354,734
Central Region	1,020	381,517	931	354,734
Florida	446	196,265	253	116,454
Georgia	151	50,386	91	33,363
North Carolina	243	96,579	193	87,252
South Carolina	99	35,432	116	40,636
Tennessee	73	28,300	95	34,254
East Region	1,012	406,962	748	311,959
Total	2,875	$1,245,771	2,627	$1,135,758

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2017		December 31, 2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	39.0	42	41.0
California	20	22.0	28	28.5
Colorado	11	10.0	10	10.0
West Region	69	71.0	80	79.5
Texas	92	92.5	80	77.0
Central Region	92	92.5	80	77.0
Florida	28	28.5	27	26.5
Georgia	19	18.0	17	17.0
North Carolina	17	17.5	17	18.0
South Carolina	13	13.5	15	15.0
Tennessee	6	6.0	7	7.0
East Region	83	83.5	83	83.5
Total	244	247.0	243	240.0

	Twelve Months Ended
	December 31, 2017		December 31, 2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	40.0	42	41.5
California	20	24.0	28	26.0
Colorado	11	10.5	10	13.0
West Region	69	74.5	80	80.5
Texas	92	86.0	80	76.0
Central Region	92	86.0	80	76.0
Florida	28	27.5	27	29.0
Georgia	19	18.0	17	17.0
North Carolina	17	17.0	17	21.5
South Carolina	13	14.0	15	16.5
Tennessee	6	6.5	7	8.0
East Region	83	83.0	83	92.0
Total	244	243.5	243	248.5

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2016. Meritage Homes builds and sells single-family homes for first- time, move-up, active adult and luxury buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando, Tampa and south Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 32-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit investors.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's belief about expected performance in the Company's East region, first quarter trends in revenue, margin and overhead leverage, as well as its expected 2018 home closings, home closing revenue, pre-tax earnings, gross margins and effective tax rate.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: potential adverse impacts on our Houston and Florida sales, closings, revenue and costs due to Hurricanes Harvey and Irma; growth in first-time home buyers; the availability and cost of finished lots and undeveloped land; changes in interest rates and the availability and pricing of residential mortgages; the success of strategic initiatives; shortages in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower absorption (order) rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations; the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016 and our subsequent Forms 10-Q, under the caption "Risk Factors," which can be found on our website.